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                                                                    Exhibit 12.1


                           INERGY, L.P. and Subsidiary
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In Thousands)
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                                                                                                           Nine
                                                                                                          Months
                                                                          Ended September 30,             Ended
                                   November 8, 1996        ------------------------------------------    June 30,
                                to September 30, 1997      1998       1999       2000         2001         2002
                                ---------------------      ----       ----       ----         ----         ----
Earnings:

Net income (loss)                      $ (274)             $(35)     $ (185)     $(1,829)     $ 4,349     $12,606

Income taxes                               -                  -          56            7            -          82

Interest expense                          398               569         962        2,740        6,670       5,555

Interest portion of operating
 rentals                                   35                45          75          162          221         534
                                       ------              ----      ------      -------      -------     -------
Earnings for ratio calculation         $  159              $579      $  908      $ 1,080      $11,240     $18,777
                                       ======              ====      ======      =======      =======     =======
Fixed charges:

Interest expense                       $  398              $569      $  962      $ 2,740      $ 6,670     $ 5,555

Interest portion of operating
 rentals                                   35                45          75          162          221         534
                                       ------              ----      ------      -------      -------     -------
Total fixed charges                    $  433              $614      $1,037      $ 2,902      $ 6,891     $ 6,089
                                       ======              ====      ======      =======      =======     =======
Ratio of earnings to fixed
 charges                                  N/A               N/A         N/A          N/A         1.65        3.08

Excess of fixed charges over
 earnings                              $  274                35      $  129      $ 1,822          N/A         N/A
                                       ======              ====      ======      =======
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